EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-41981) pertaining to the Travis Boats & Motors, Inc. 1995 Incentive Plan, the Registration Statement (Form S-3 No. 333-89557) pertaining to the registration of 86,005 shares of its common stock, the Registration Statement (Form S-3 No. 333-46217) pertaining to the registration of 219,875 shares of its common stock, and the Registration Statement (Form S-3 No. 333-80343) pertaining to the registration of 91,905 shares of its common stock, of our report dated November 21, 2003, except Notes 13, as to which the date is January 9, 2004, with respect to the consolidated financial statements of Travis Boats and Motors, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 2003.

                                    ........

Austin, Texas
January 13, 2004